UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 11, 2014

Mellanox Technologies, Ltd.

(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Beit Mellanox

Yokneam, Israel 20692

(Address of Principal Executive Offices)

+972-74-723-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Evaluation of Disclosure Controls and Procedures

Mellanox Technologies, Ltd. (the “Company” or “we”) maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934, as amended (“the Exchange Act”), is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.  Management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Under the supervision and with the participation of our management, including the chief executive officer (“CEO”)  (principal executive officer) and the chief financial officer (“CFO”) (principal financial officer), we carried out an evaluation of the effectiveness of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, as of June 30, 2014. At the time that our Annual Report on Form 10-K for the year ended December 31, 2013 was filed on February 28, 2014, our CEO and CFO concluded that our disclosure controls and procedures were effective as of December 31, 2013. At the time that our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 was filed on May 2, 2014, our CEO and CFO concluded that our disclosure controls and procedures were effective as of March 31, 2014. Subsequently, our management, under the supervision and with the participation of our CEO and CFO, reevaluated the effectiveness of our disclosure controls and procedures and concluded that our disclosure controls and procedures were not effective as of December 31, 2013 and March 31, 2014, and continue to not be effective as of June 30, 2014 because of a material weakness in our internal control over financial reporting as described below.

Notwithstanding the material weakness described below, our management has concluded that our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as previously filed with the SEC,  and the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q to be filed today are fairly stated in all material respects in accordance with generally accepted accounting principles in the United States of America for each of the periods presented and that they may still be relied upon.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Management has identified the following control deficiency that constituted a material weakness in our internal control over financial reporting as of June 30, 2014. Management also determined that this material weakness existed as of December 31, 2013 and March 31, 2014:

We did not design and maintain effective monitoring controls related to the design and operating effectiveness of certain of our control activities, including certain controls involving an inherent level of complexity, subjectivity, and judgment. Specifically, we did not maintain sufficient documentation or perform a sufficient review of certain control activities due to an insufficient complement of personnel with an appropriate level of experience, training and lines of reporting necessary to monitor control activities to allow for an effective internal control over financial reporting compliance group.

The control deficiency constituted a material weakness, but did not result in a material misstatement to our consolidated financial statements for the year ended December 31, 2013 (or any of the condensed consolidated financial statements for the quarters included therein) nor to the unaudited condensed consolidated financial statements for the quarter ended March 31, 2014 or June 30, 2014. However, the control deficiency could result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that the control deficiency constitutes a material weakness.

We will be amending our Annual Report on Form 10-K for the year ended December 31, 2013 to reflect the conclusion by management that our internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2013.

We are in the process of remediating the identified deficiency in internal control over financial reporting but we are unable at this time to estimate when the remediation effort will be completed.

We cannot assure you that we will be able to remediate the material weakness or that additional deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement new or improved internal controls, or any difficulties that we may encounter in their maintenance or implementation, could result in additional significant deficiencies or material weaknesses, result in material misstatements in our financial statements and cause us to fail to meet our reporting obligations, which in turn could cause the trading price of our common stock to decline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 11, 2014	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Jacob Shulman
	Name:	Jacob Shulman
	Title:	Chief Financial Officer